Exhibit 10.17

RAMBUS INC.

AMENDED & RESTATED JOHN DANFORTH EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is effective as of February 1, 2006, by and between Rambus Inc. (the “Company”) and John Danforth (“Executive”).

RECITALS

A. Executive is employed by the Company as Senior Vice President and General Counsel.

B. The Company and Executive entered into the John Danforth Employment Agreement, effective January 6, 2006 (the “Original Agreement”). The Company retained Executive’s services full time during the period they mutually agreed (the “Full-Time Employment Term”) and thereafter as a part-time employee through the period of an additional twelve months, working a minimum of half-time (the “Part-Time Employment Term”), upon the terms set forth herein.

C. Under the Original Agreement, Executive’s restricted stock units would have fully vested on a date which is not within an open trading window. Executive and the Company agreed, with the approval of the Compensation Committee of the Board of Directors to change such vesting date to a date which is within an open trading window.

D. Section 7(a) of the Original Agreement, provides that the Original Agreement may be amended with the written consent of the Company and Executive.

E. The Company and Executive desire to amend and restate the Original Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Term. The term of this Agreement commenced on January 6, 2006 and shall continue until all the payments due and all other obligations of the parties hereunder have been made or satisfied.

2. Duties of Executive.

(a) Full-Time Employment Term. During the Full-Time Employment Term, Executive shall devote his full-time during normal business hours to the Company, with such duties as the Board and CEO assign to him. During the Full-Time Employment Term, Executive’s compensation and other benefits shall be as provided in Section 3(a).

(b) Part-Time Employment Term. During the Part-Time Employment Term Executive agrees to perform services as a Section 16 officer, part-time employee working a minimum of half-time as is reasonably requested by the Company. During the Part-Time Employment Term, Executive’s schedule may be reduced below a minimum of half-time only by express written agreement with the Company. During the Part-Time Employment Term,

Executive’s compensation and other benefits shall be as provided in Section 3(b). Subject to providing any severance due under Section 4(b) hereof, the Company is free to terminate the Part-Time Employment Term at any time, with or without cause or notice, even within 12 months following the Full-Time Employment Term.

3. Compensation.

(a) Full-Time Employment Term.

(i) Cash Compensation. While employed by the Company during the Full-Time Employment Term (i) Executive shall be paid a base salary and annual target bonus as set by the Company in its sole discretion, and (ii) Executive shall also be paid additional bonuses as set forth in Exhibit A, hereto, if and when the triggering events set forth in Exhibit A occur, which Exhibit A may from time to time be amended by Company and Executive if and to the extent they mutually agree to such amendments in a signed writing.

(ii) Benefits. While employed by the Company during the Full-Time Employment Term, Executive shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company subject, in each case, to the generally applicable terms and conditions of the applicable plan or program in question and to the determination of any committee administering such plan or program.

(b) Part-Time Employment Term.

(i) Cash Compensation. While employed by the Company during the Part-Time Employment Term (i) Executive shall be paid a base salary pro-rated against his 2005 full-time salary, based upon the percentage of full-time employment that Executive’s working schedule represents, (ii) Executive’s annual target bonus shall be subject to the discretion of the Board and CEO, and (iii) Executive shall be paid those additional bonuses described above in Section 3(a)(i)(ii) and set forth in Exhibit A if and when the triggering events set forth in Exhibit A occur during the Part-time Employment Period.

(ii) Benefits. While employed by the Company during the Part-Time Employment Term, Executive shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, subject, in each case, to the generally applicable terms and conditions of the applicable plan or program in question and to the determination of any committee administering such plan or program.

(c) Stock Options and Other Equity Compensation. Subject to the accelerated vesting provisions of Section 4(b) below, Executive’s options and other equity compensation awards shall be governed by the provisions of the applicable award agreements by and between Executive and the Company (the “Equity Compensation Agreements”). The vesting and exercisability of such options and any other awards shall continue during the Full-Time Employment Term and the Part-Time Employment Term, in each case subject to Executive’s continued employment with the Company through the applicable vesting dates.

4. Termination of Employment.

(a) At-Will Employment. Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment. Subject to the provision of any accelerated equity compensation vesting required under Section 4(b) hereof, Executive and the Company acknowledge that this employment relationship may be terminated at any time, with or without good cause or notice or for any or no cause, at the option of either the Company or Executive. Executive and the Company further agree that in the event his employment terminates, Executive’s sole remedy under this Agreement shall be the severance provisions of Section 4(b) hereof. For example, if Executive’s full-time employment terminates on October 23, 2007 and he is not provided with any part-time employment, that shall not constitute a breach of this Agreement and he shall not be entitled to any severance payments or benefits hereunder or damages for breach of this Agreement.

(b) Severance: Bonus Payments and Accelerated Vesting In the event that prior to October 22, 2007 (the “Severance Period”) Executive’s employment is involuntarily terminated by the Company other than (A) for “Cause,” or (B) due to Executive’s death or “Disability” (as such terms are defined herein) then, subject to Executive executing and not revoking a release of claims in favor of the Company in substantially the form attached hereto as Exhibit B, Executive (i) shall receive immediate accelerated vesting of the Shares of the Company’s common stock subject to stock options to the same extent as if Executive had remained employed by the Company through the end of the Severance Period, (ii) shall receive those additional bonuses described above in Section 3(a)(i)(ii) and set forth in Exhibit A if and when the triggering events set forth in Exhibit A occur during the Severance Period; provided, however, that such bonuses shall be paid in cash and not in restricted stock units if they are paid pursuant to this Section 4(b), (iii) shall have the vesting on any bonuses paid or to be paid under Exhibit A, including pursuant to the prior clause (ii), immediately 100% accelerated or shall be 100% vested on the date of grant, as applicable, (iv) shall receive ongoing base salary payments which shall be at the full-time employment rate if Executive is terminated during the Full-Time Employment Term or the part-time employment rate if Executive is terminated during the Part-Time Employment Term until the first to occur of (A) the end of the Severance Period, (B) twelve months from the termination date, and (v) shall receive one year’s 100% on-target bonus under the Company’s Corporate Incentive Bonus Plan in effect for the year of termination, reduced by the same percentage base salary is reduced if Executive is terminated during the Part-Time Employment Term, payable ratably over the period ending on the first to occur of (A) the end of the Severance Period, (B) twelve months from the termination date, (vi) an additional payment of $2,000 per month through the first to occur of (A) the end of the Severance Period, (B) twelve months from the termination date. Any payments or reimbursements hereunder shall be delayed for six months if so required by Internal Revenue Code Section 409A and shall be paid in full arrears promptly after such six-month period has elapsed.

(c) “Cause” Definition. For the purposes of this Agreement, “Cause” shall mean (i) Executive is convicted of or pleas nolo contendere or guilty to a felony; (ii) Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct, provided that no act or failure to act shall be considered “willful” under this definition unless Executive acted, or failed to act, with an absence of good faith and without a reasonable belief that Executive’s action, or failure to act, was in the best interest of the Company; (iii) an act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in personal enrichment of Executive; (iv) following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that Executive has not substantially performed his duties, continued violations by Executive of Executive’s obligations to the Company which are demonstrably willful and deliberate on Executive’s part; provided, however, that failure of Executive to achieve certain results that is not the result of Executive’s demonstrably willful and deliberate dereliction of duty shall not constitute “Cause.”

(d) “Disability” Definition. For the purposes of this Agreement, “Disability” shall mean that the Executive has been unable to perform with reasonable accommodation his duties as an employee of the Company (or any subsidiary thereof that employs the Executive at such time) as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

5. Arbitration. Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement (including the Exhibits hereto), or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration to be held in Santa Clara County, California under the Commercial Arbitration Rules, supplemented by the Supplemental Procedures for Large Complex Disputes, of the American Arbitration Association as then in effect (the “Rules”). The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration, and judgment may be entered on the decision of the arbitrator(s) in any court having jurisdiction.

The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law, and the arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

the Company shall pay the costs and expenses of such arbitration, and each party shall pay its own counsel fees and expenses.

(a) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION 5, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO EXECUTIVE’S RELATIONSHIP WITH THE COMPANY.

6. Indemnification and Insurance. The standard form of indemnification agreement for officers and directors that Executive has entered into and any fiduciary insurance maintained by the Company shall remain in effect to the same extent that said indemnification or fiduciary insurance remains in effect for all officers and directors of the Company.

7. General Provisions.

(a) Entire Agreement. This Agreement, the Equity Compensation Agreements and the Employment, Confidential Information and Invention Assignment Agreement previously entered into by and between the represents the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

(b) Successors.

(i) Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “the Company” shall include any successor to the Company’s business and/or assets that agrees to assume the Company’s obligations hereunder or which becomes bound by the terms of this Agreement by operation of law.

(ii) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(c) Conflicting Obligations. Executive represents that he has not entered into, and will not enter into, any oral or written agreement in conflict herewith.

(d) Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

(e) Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of California. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(f) Internal Revenue Code Section 409A. Payments and benefits may be delayed hereunder in order to comply with the provisions of Internal Revenue Code Section 409A and the proposed or final regulations issued thereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

RAMBUS INC.	JOHN DANFORTH

/s/ Harold Hughes	/s/ John Danforth
Date: 2/1/06	Date: 2/1/06

EXHIBIT A

[***]

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT B

RAMBUS INC./JOHN DANFORTH

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Rambus Inc. (the “Company”), and John Danforth (“Employee”).

WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the employment agreement by and between Company and Employee (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1. Termination. Employee’s employment from the Company terminated on                     .

2. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Employment, Confidential Information and Invention Assignment Agreement, between Employee and the Company. Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations due Employee under Section 4(b) of the Employment Agreement. Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this

Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.

6. Civil Code Section 1542. Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

9. No Cooperation. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

11. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

12. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, as specified in the Employment Agreement.

13. Authority. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

14. No Representations. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

16. Entire Agreement. This Agreement, along with the Employment, Confidential Information and Invention Assignment Agreement and Employee’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.

17. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the CEO of the Company.

18. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

19. Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.

20. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

21. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

22. Non-Disparagement. The Parties hereto agree to refrain from disparagement, criticism, defamation or slander of each other or of the Company’s employees, officers, directors, agents, products or services to anyone, including, but not limited to, other employees and past, present or prospective customers and/or employees of the Company and prospective employers of Employee.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Rambus Inc.

Dated: , 20	By
John Danforth, an individual
Dated: , 20